UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2025

CAMBER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Greenway Plaza, Suite 1100, Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (281) 404-4387

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 1, 2025, Viking Energy Group, Inc. (“Viking”), a wholly-owned subsidiary of Camber Energy, Inc. (“Camber” or the “Company”), entered into a Share Subscription Agreement (the “SSA”) with T&T Power Group Inc. (“T&T”), Remora EQ LP (“Remora”), Simmax Corp. (“Simmax”), and Simson-Maxwell Ltd. (“Simson”), a Canadian federal corporation. The SSA relates to a restructuring of the ownership of Simson that results in Camber ceasing to have a controlling interest in Simson. As such, Camber will deconsolidate Simson from its consolidated financial statements effective April 1, 2025.

Under the SSA, T&T agreed to (i) subscribe for 952 Class A Common Shares of Simson (the “Subscription Shares”) for an aggregate subscription price of approximately CAD $2.28 million; (ii) purchase 903 Class A Common Shares from Remora (the “Remora Shares”) for an agreed purchase price; and (iii) purchase 681 Class A Common Shares from Simmax (the “Simmax Shares”) for an agreed purchase price.  T&T also agreed to provide up to CAD $3.0 million in additional working capital to Simson on closing or at such time as is reasonably required to meet the cash requirements of Simson, and to repay on or within a reasonable period following the closing amounts owing under Simson’s then outstanding senior secured credit facilities.

T&T acquired the Subscription Shares by paying the subscription price in cash. T&T acquired the Remora Shares by paying approximately 3.5% of the purchase price in cash and issuing a promissory note for the remaining balance, maturing on December 1, 2025. T&T acquired the Simmax Shares by issuing a promissory note to Simmax, also maturing on December 1, 2025.

Following the closing of the transactions described above (collectively, the “Simson Share Transactions”), T&T and Viking are the only remaining shareholders of Simson. T&T owns 51% of Simson’s issued and outstanding Class A Common Shares, and Viking owns the remaining 49%. Viking did not sell or purchase any shares in connection with the Simson Share Transactions; however, Viking’s ownership decreased from approximately 60.5% to 49%.

As a result of the reduction in Viking’s ownership interest and ceasing to have control over Simson, Camber will no longer consolidate Simson’s financial results in its consolidated financial statements. Beginning April 1, 2025, the Company will instead account for its investment in Simson under the equity method of accounting.

In connection with the closing of the Simson Share Transactions, Viking also entered into a Unanimous Shareholders Agreement (the “USA”) with T&T and Simson. The USA governs the ownership and management of Simson and provides that T&T is entitled to nominate two members to Simson’s board of directors, and Viking is entitled to nominate one member.

The foregoing descriptions of the SSA and USA do not purport to be complete and are qualified in their entirety by reference to the full text of the SSA and USA, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On April 1, 2025, the Company issued a press release regarding the Simson Share Transactions described in this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Share Subscription Agreement, dated April 1, 2025, by and among Viking Energy Group, Inc., T&T Power Group Inc., Simson-Maxwell Ltd., Remora EQ LP, and Simmax Corp.
10.2	Unanimous Shareholders Agreement, dated April 1, 2025, by and among Simson-Maxwell Ltd., Viking Energy Group, Inc., and T&T Power Group Inc.
99.1	Press release dated April 1, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

Date: April 1, 2025	By:	/s/ James A. Doris
	Name:	James A. Doris
	Title:	Chief Executive Officer

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